Exhibit 10.4(ii)

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement is made this 11th day of June, 2020, (the “Effective Date”) by and between Zion Oil and Gas, Inc., a Delaware corporation, (“Zion”) and Robert Dunn (“Dunn”).

RECITALS

WHEREAS, Zion and Dunn entered into that certain Employment Agreement on May 1, 2019, (the “2019 Agreement”) by which Zion employed Dunn as Director of Operations;

WHEREAS, the parties hereby acknowledge that Dunn was promoted to the positions of Senior Vice-President and Chief Operating Officer of Zion on and effective June 15, 2019;

WHEREAS, on June 11, 2020, Dunn vacated the position of Senior Vice-President, retained the position of Chief Operating Officer, and was promoted to the additional position of Chief Executive Officer by unanimous vote of the Board of Directors; and

WHEREAS, the parties therefore desire to amend Dunn’s 2019 Agreement accordingly.

NOW, THEREFORE, for the consideration expressed in the 2019 Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, Zion and Dunn hereby amend and modify the 2019 Agreement as of the Effective Date, as follows:

Section 2.1 is hereby amended and restated in its entirety to read as follows:

“The Company agrees to employ the Employee as its Chief Executive Officer and continue his employment as Chief Operating Officer, upon the terms and conditions herein, and the Employee accepts such appointment.”

Section 2.3 is hereby amended and restated in its entirety to read as follows:

“The Employee will report directly to the Executive Chairman of the Board and/or the Board of Directors and shall carry out all duties and responsibilities which are from time to time assigned to him by the Executive Chairman and/or the Board of Directors.”

Section 3.1 is hereby amended and modified by adding the following sentence after “(the “Gross Salary”) in the fifth line: “As of May 1, 2020, the Company shall pay to the Employee for all services rendered hereunder the Gross Salary of $250,000 annually or $20,833.33 monthly in accordance with the Company’s normal and reasonable payroll practices.”

Section 3.10 is hereby amended and modified by adding the following sentence at the end of the Section: “In addition, the Company will contribute up to $1,100.00 per month toward term life insurance for Employee.”

Section 8.4 is hereby amended and modified by adding the following proviso at the end of the Section: “provided that the rate will not be less than the last Gross Salary paid to the Employee by the Company during the Employee’s employment.”

Section 11.1 is hereby amended and modified by changing the prior written notice provided therein from thirty (30) Business Days to sixty (60) Business Days.

Section 11.4 (a) is hereby amended and modified by inserting “or twelve (12) months” after the word “terminated” in the fourth line thereof.

Section 11.4 (b) is hereby amended and modified by changing the continued period of payment from three (3) months to twelve (12) months.

All other terms and provisions of the 2019 Agreement shall remain in full force and effect as provided therein, and the 2019 Agreement, as amended hereby, shall be enforceable in accordance with its terms and provisions.

This First Amendment to Employment Agreement is signed and executed by the parties as hereinabove provided.

Zion Oil and Gas, Inc.

By	/s/ John Brown
John Brown, Executive Chairman

Dunn:

/s/ Robert Dunn
Robert Dunn

First Amendment to Employment Agreement-----Page 2